Exhibit 10.1 Employment agreement with F. Scott Bauer
Employment Agreement
     This Employment Agreement is entered into effective as of this 28th day of April, 2006, by and among Southern Community Financial Corporation, a North Carolina corporation, Southern Community Bank and Trust, a North Carolina-chartered bank and wholly owned subsidiary of Southern Community Financial Corporation (the “Bank”), and F. Scott Bauer, Chief Executive Officer of Southern Community Financial Corporation and the Bank (the “Executive”). Southern Community Financial Corporation and the Bank are referred to in this Employment Agreement individually and together as the “Employer.”
     Whereas, the Executive is the Chief Executive Officer of the Employer, possessing unique skills, knowledge, and experience relating to the Employer’s business, and the Executive has made and is expected to continue to make major contributions to the profitability, growth, and financial strength of the Employer and affiliates,
     Whereas, the Employer and the Executive desire to set forth in this Employment Agreement the terms and conditions of the Executive’s employment,
     Whereas, the Executive and the Bank are parties to an Employment Agreement dated as of November 18, 1996, but the Executive and the Bank intend that this Employment Agreement supersede and replace the previous employment agreement in its entirety, and
     Whereas, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in Section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Employer, is contemplated insofar as the Bank or any affiliates are concerned.
     Now Therefore, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.
Article 1
Employment
     1.1 Employment. Effective on the date and for the term specified in section 1.4, the Employer hereby employs the Executive to serve as Chief Executive Officer according to the terms and conditions of this Employment Agreement. The Executive hereby accepts employment according to the terms and conditions of this Employment Agreement.
     1.2 Duties. As Chief Executive Officer, the Executive shall serve under the direction of the Employer’s board of directors and in accordance with the Employer’s Articles of Incorporation and Bylaws, as each may be amended or restated from time to time. The Executive shall report directly to the board of directors. He shall serve the Employer faithfully, diligently, competently, and to the best of his ability, and he shall exclusively devote his full working time, energy, and attention to the business of the Employer and to the promotion of the Employer’s interests throughout the term of this Employment Agreement. Without the written consent of the board of directors of each of Southern Community Financial Corporation and the Bank, during the term of this Employment Agreement the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which the compensation is paid and regardless of whether it is paid directly or indirectly to the Executive. Nothing in this Article 2 shall prevent the Executive from managing his personal investments and affairs, provided that doing so does not interfere with the proper performance of his duties and responsibilities as Chief Executive Officer.

     1.3 Service on the Board of Directors. The Executive is currently serving as a director of each of Southern Community Financial Corporation and the Bank. Southern Community Financial Corporation shall nominate the Executive for election as a director at such times as necessary so that the Executive will, if elected by stockholders, remain a director of Southern Community Financial Corporation throughout the term of this Employment Agreement. The Executive hereby consents to serving as a director and to being named as a director of Southern Community Financial Corporation in documents filed with the Securities and Exchange Commission. The board of directors of each of Southern Community Financial Corporation and the Bank shall undertake every lawful effort to ensure that the Executive continues throughout the term of his employment to be elected or reelected as a director of the Bank. The Executive shall be deemed to have resigned as a director of each of Southern Community Financial Corporation and the Bank effective immediately after termination of the Executive’s employment under Article 5 of this Employment Agreement, regardless of whether the Executive submits a formal, written resignation as director.
     1.4 Term of Employment. The initial term of employment under this Employment Agreement shall be for the period commencing upon the April 28, 2006 effective date of this Employment Agreement and ending three calendar years from the effective date of this Employment Agreement. On each anniversary of the effective date of this Employment Agreement, the term of this Employment Agreement shall automatically be extended for one additional year period beyond the then-effective expiration date unless written notice from the Employer or the Executive is received 90 days prior to an anniversary date advising the other that this Employment Agreement shall not be further extended. If the board decides not to extend the term of this Employment Agreement, this Employment Agreement shall nevertheless remain in force until its then-current three-year term expires. The board’s decision not to extend the term of this Employment Agreement shall not – by itself – give the Executive any rights under this Employment Agreement to claim an adverse change in his position, compensation, or circumstances or otherwise to claim entitlement to severance benefits under Articles 4 or 5 of this Employment Agreement, absent some other reason that entitles Executive to such benefits pursuant to either or both of such Articles. References herein to the term of this Employment Agreement shall refer to the initial term, as the same may be extended. Unless sooner terminated, the Executive’s employment and the term of this Employment Agreement shall terminate when the Executive attains age 65.
Article 2
Compensation and Other Benefits
     2.1 Base Salary. In consideration of the Executive’s performance of his obligations under this Employment Agreement, Southern Community Financial Corporation shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $315,000, payable in equal or approximately equal monthly installments. The Executive’s salary shall be reviewed annually by the Employer’s board of directors or by the board committee having jurisdiction over executive compensation. The Executive’s salary shall be increased no less frequently than annually to account for cost of living increases. The Executive’s salary also may be increased beyond the amount necessary to account for cost of living increases at the discretion of the committee having jurisdiction over executive compensation. However, the Executive’s salary shall not be reduced. The Executive’s salary, as the same may be increased from time to time, is referred to in this Employment Agreement as the “Base Salary.”
     2.2 Benefit Plans and Perquisites. The Executive shall be entitled throughout the term of this Employment Agreement to participate in any and all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time, including without limitation plans providing pension, retirement, medical, dental, disability, and group life benefits, and to receive any and all other fringe benefits provided from time to time, provided that the Executive satisfies the eligibility requirements for the plans or benefits. Without limiting the generality of the foregoing –
     (a) Participation in Stock Plans. The Executive shall be eligible to participate in any stock-based compensation, incentive, bonus, or purchase plans existing on the date of this Employment Agreement or adopted during the term of this Employment Agreement.
     (b) Club Dues. During the term of this Employment Agreement, the Employer shall pay or cause to be paid the Executive’s membership dues in civic clubs. Without limiting the generality of the foregoing, the Executive shall be reimbursed for dues and expenses associated with his membership in and use of the private country club of his choice in Forsyth County, but the Executive shall be solely responsible for club membership assessments.
     (c) Use of Automobile. The Executive shall have the use of an automobile titled in the Employer’s name for use by the Executive to carry out his duties for the Employer, the insurance and maintenance expenses of which shall be paid by the Employer. As additional compensation, the Executive may use such automobile for personal purposes, provided that the Executive renders an accounting of his business and personal use to the Employer in accordance with regulations under the Internal Revenue Code of 1986, as amended.
     (d) Long-Term Care and Disability Insurance. The Employer shall purchase and maintain long-term care insurance for the benefit of the Executive, which policy shall be fully paid no later than the date on which the Executive attains age 60. The Employer shall reimburse the Executive for the Executive’s cost to purchase and maintain disability insurance coverage on himself during the term of this Employment Agreement. The amount reimbursed by the Employer shall be grossed up to compensate the Executive for federal and state income taxes imposed as a result of the Employer’s reimbursement of the Executive’s cost. The disability insurance policy and long-term care insurance policy shall be owned by the Executive exclusively.
     (e) Life Insurance. In addition to any split dollar life insurance agreement associated with a salary continuation agreement or supplemental retirement plan agreement existing as of the date hereof or entered into hereafter by the Employer and the Executive, the Employer shall use its best efforts to enter into a separate split dollar agreement with the Executive granting to the Executive the right to designate a beneficiary or beneficiaries of a portion of the total death benefits payable at the Executive’s death under an insurance policy or policies held by the Employer on the Executive’s life. The amount of the death benefit for which the Executive shall be granted the right to designate a beneficiary or beneficiaries shall be no less than $500,000. The split dollar agreement and the Executive’s right to designate a beneficiary or beneficiaries shall survive termination of the Executive’s employment, unless termination of employment is a termination for Cause, as defined in Article 3. If the Executive is not insured through a BOLI (bank-owned life insurance) financing within the year after the effective date of this Employment Agreement, the Employer agrees to maintain term life insurance coverage throughout the term of this Employment Agreement providing $500,000 of term life insurance coverage for the Executive.
     (f) Reimbursement of Business Expenses. Upon submission of appropriate documentation by the Executive and approval by the board of directors or by a board committee appointed for such purpose, the Employer agrees to reimburse the Executive for all out-of-pocket expenses incurred performing his obligations under this Employment Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Employer and reasonable expenses for attendance at annual and other periodic meetings of trade associations. Except for club dues under section 2.2(b), to be reimbursable each expense must be of a nature qualifying it as a proper deduction on the Employer’s income tax returns as a business expense rather than deductible compensation to the Executive. The records and other documentary evidence submitted by the Executive to the Employer with each request for reimbursement shall be in the form required by applicable statutes and regulations issued by appropriate taxing authorities for the substantiation of expenditures as deductible business expenses of the Employer rather than deductible compensation to the Executive.
     2.3 Vacation. The Executive shall be entitled to five weeks of paid time off (“PTO”) per calendar year, effective on January 1 of each year, to be used for vacation. Executive may not carry over any accrued but unused vacation into the next successive year.
     2.4 Taxes. All compensation of the Executive shall be subject to withholding and other employment taxes imposed by federal, state, and local law.
     2.5 Indemnification and Insurance. (a) Indemnification. The Employer shall indemnify the Executive or cause the Executive to be indemnified with respect to his activities as a director, officer, employee, or agent of the Employer or as a person who is serving or has served at the request of the Employer (a “representative”) as a director, officer, employee, agent, or trustee of an affiliated corporation, joint venture trust or other enterprise, domestic or foreign, in which the Employer has a direct or indirect ownership interest against expenses (including without limitation attorneys’ fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred by him (“Expenses”) in connection with any claim against the Executive that is the subject of any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, investigative, or otherwise and whether formal or informal (a “Proceeding”), to which the Executive was, is, or is threatened to be made a party by reason of the Executive being or having been such a director, officer, employee, agent, or representative.
     The indemnification provided herein shall not be exclusive of any other indemnification or right to which the Executive may be entitled and shall continue after the Executive has ceased to occupy a position as an officer, director, employee, agent or representative with respect to Proceedings relating to or arising out of the Executive’s acts or omissions during his service in such position. The indemnification provided to the Executive under this Employment Agreement for the Executive’s service as a representative shall be payable if and only if and only to the extent that reimbursement to the Executive by the affiliated entity with which the Executive has served as a representative, whether pursuant to agreement, applicable law, articles of incorporation or association, by-laws or regulations of the entity, or insurance maintained by such affiliated entity, is insufficient to compensate the Executive for Expenses actually incurred and otherwise payable by the Employer under this Employment Agreement. Any payments for such Expenses in fact made to or on behalf of the Executive directly or indirectly by the affiliated entity with which the Executive served as a representative shall reduce the obligation of the Employer hereunder.
     (b) Exclusions. Anything herein to the contrary notwithstanding, however, nothing in this Section 2.5 requires indemnification, reimbursement, or payment by the Employer, and the Executive shall not be entitled to demand indemnification, reimbursement, or payment –
     (1) if and to the extent indemnification, reimbursement, or payment constitutes a “prohibited indemnification payment” within the meaning of Federal Deposit Insurance Corporation Rule 359.1(l)(1) [12 CFR 359.1(l)(1)], or
     (2) for any claim or any part thereof as to which the Executive shall have been determined by a court of competent jurisdiction, from which no appeal is or can be taken, by clear and convincing evidence, to have acted with deliberate intent to cause injury to the Employer or with reckless disregard for the best interests of the Employer, or
     (3) for any claim or any part thereof arising under Section 16(b) of the Securities Exchange Act of 1934 as a result of which the Executive is required to pay any penalty, fine, settlement, or judgment, or
     (4) for any obligation of the Executive based upon or attributable to the Executive gaining in fact any personal gain, profit, or advantage to which he was not entitled, or
     (5) any proceeding initiated by the Executive without the consent or authorization of the Employer’s board of directors, but this exclusion shall not apply with respect to any claims brought by the Executive (a) to enforce his rights under this Employment Agreement, or (b) in any Proceeding initiated by another person or entity whether or not such claims were brought by the Executive against a person or entity who was otherwise a party to such proceeding.
     (c) Insurance. The Employer shall maintain or cause to be maintained fidelity and Directors & Officers’ liability insurance covering the Executive throughout the term of this Employment Agreement.
Article 3
Termination of Employment
     3.1 Termination by the Employer. (a) Death or Disability. The Executive’s employment shall terminate automatically on the date of the Executive’s death. If the Executive dies in active service to the Employer, for twelve months after the Executive’s death the Employer shall provide the Executive’s family with and pay the premiums for continuing health care coverage under COBRA substantially identical to that provided for the Executive before his death.
     By delivery of written notice 30 days in advance to the Executive, the Employer may terminate the Executive’s employment if the Executive is disabled. For purposes of this Employment Agreement, the Executive shall be considered “disabled” if for health or medical-related reasons he is unable to and does not perform his duties hereunder for a period of 90 consecutive days. The Executive shall not be considered disabled, however, if he returns to work on a full-time basis within 30 days after the Employer gives him notice of termination due to disability.
     (b) Termination Without Cause. With written notice to the Executive 60 days in advance, the Employer may terminate the Executive’s employment without Cause. Upon such event, the compensation and benefits after termination provisions of Sections 4.4 and 4.5 shall apply, in addition to any other applicable post-termination payments or benefits provided for in this Employment Agreement.
     (c) Termination with Cause. The Employer may terminate the Executive’s employment with Cause. The Executive shall not be deemed to have been terminated for Cause unless and until the Employer delivers to the Executive a copy of a resolution duly adopted at a meeting of the board of directors called and held for such purpose, which resolution shall (1) contain findings that, in the good faith opinion of the board, the Executive has committed an act constituting Cause, and (2) specify the particulars thereof. The resolution of the board of directors shall be deemed to have been duly adopted if and only if it is adopted by the affirmative vote of the directors of Southern Community Financial Corporation then in office or the directors of the Bank then in office, in either case excluding the Executive, at a meeting duly called and held for that purpose. Notice of the meeting and the proposed termination for Cause shall be given to the Executive a reasonable amount of time before the board’s meeting. The Executive and his counsel (if the Executive chooses to have counsel present) shall have a reasonable opportunity to be heard by the board at the meeting. Nothing in this Employment Agreement limits the Executive’s or his beneficiaries’ right to contest the validity or propriety of the board’s determination of Cause. Upon such event, the Executive shall not be entitled to any further compensation or other benefits beyond his effective termination date in accordance with Section 4.1, except such benefits which by the terms of their plan document continue after such termination or except as may be otherwise provided for in this Employment Agreement.
     (d) Definition of Cause. For purposes of this Employment Agreement, “Cause” means any of the following –
     (1) an intentional act of fraud, embezzlement, or theft by the Executive in the course of his employment. For purposes of this Employment Agreement, no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Employer, or
     (2) intentional violation of any law or significant policy of the Employer committed in connection with the Executive’s employment, which in the Employer’s judgment has a material adverse effect on the Employer, or
     (3) the Executive’s gross negligence or gross neglect of duties in the performance of his duties to the Employer, or
     (4) intentional wrongful damage by the Executive to the business or property of the Employer, including without limitation the reputation of the Employer, which in the Employer’s sole judgment causes material harm to the Employer, or
     (5) a breach by the Executive of his fiduciary duties as an officer or director of the Employer or misconduct involving dishonesty, in either case whether in his capacity as an officer or as a director of the Bank or Southern Community Financial Corporation, or
     (6) a breach by the Executive of this Employment Agreement that, in the sole judgment of the Employer, is a material breach, which breach is not corrected by the Executive within 30 days after receiving written notice of the breach which the Employer shall provide, or
     (7) removal of the Executive from office or permanent prohibition of the Executive from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or
     (8) conviction of the Executive for or plea of nolo contendere to a felony or conviction of or plea of nolo contendere to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive.
     3.2 Termination by the Executive. The Executive may terminate his employment with written notice to the Employer 60 days in advance, whether with or without Good Reason. If the Executive terminates with Good Reason, the termination will take effect at the conclusion of the 60-day period unless the event or circumstance constituting Good Reason is cured by the Employer or unless the notice of termination for Good Reason is revoked by the Executive within the 60-day period. Upon such event, the compensation and benefits after termination provisions of Sections 4.4 and 4.5 shall apply, in addition to any other applicable post-termination payments or benefits provided for in this Employment Agreement. For purposes of this Employment Agreement, “Good Reason” means any of the following events occur without the Executive’s written consent –
     (a) Reduced Base Salary: reduction of the Executive’s Base Salary,
     (b) Participation in Benefit Plans Reduced or Terminated: reduction of the Executive’s bonus, incentive, or other compensation award opportunities under the Employer’s benefit plans, unless a company-wide reduction of all officers’ award opportunities occurs simultaneously, or termination of the Executive’s participation in any officer or employee benefit plan maintained by the Employer, unless the plan is terminated because of changes in law or loss of tax deductibility to the Employer for contributions to the plan, or unless the plan is terminated as a matter of policy applied equally to all participants in the plan,
     (c) Reduced Responsibilities or Status:
     (1) assignment to the Executive of duties that are materially inconsistent with the Executive’s position as the Employer’s principal executive officer or that represent a reduction of his authority,

     (2) failure to appoint or reappoint the Executive as Chairman of the Board and Chief Executive Officer of Southern Community Financial Corporation and the Bank,
     (3) failure to nominate the Executive as a director of Southern Community Financial Corporation, or
     (4) failure to elect or reelect the Executive or cause the Executive to be elected or reelected to the board of directors of the Bank in accordance with Section 1.3 of this Employment Agreement,
     (d) Failure to Obtain Assumption Agreement: failure to obtain an assumption of the Employer’s obligations under this Employment Agreement by any successor to the Employer, regardless of whether the entity becomes a successor to the Employer as a result of a merger, consolidation, sale of assets, or other form of purchase, sale or reorganization,
     (e) Material Breach: a material breach of this Employment Agreement by the Employer that is not corrected within 30 days after receiving written notice of the breach from the Executive, or
     (f) Relocation of the Executive: relocation of the Bank’s principal executive offices, or requiring the Executive to change his principal work location, to any location that is more than 15 miles from the location of the Bank’s principal executive offices on the date of this Employment Agreement.
     3.3 Notice. Any purported termination by the Employer or by the Executive shall be communicated by written notice of termination to the other. The notice must state the specific termination provision of this Employment Agreement relied upon. The notice must also state the date on which termination shall become effective, which shall be a date not earlier than the date of the termination notice. If termination is for Cause or with Good Reason, the notice must state in reasonable detail the facts and circumstances forming the basis for termination of the Executive’s employment.
Article 4
Compensation and Benefits After Termination
     4.1 Cause. If the Executive’s employment terminates for Cause, the Executive shall receive the salary to which he is entitled through the date on which termination becomes effective and any other benefits to which he may be entitled under the Employer’s benefit plans and policies in effect on the date of termination.
     4.2 Termination by the Executive Other than for Good Reason. If the Executive terminates employment other than for Good Reason, the Executive shall receive the salary to which he is entitled through the date on which his termination becomes effective and any other benefits to which he may be entitled under the Employer’s benefit plans and policies.
     4.3 Termination Because of Disability. If the Executive’s employment terminates because of disability, the Executive shall receive the salary earned through the date on which termination becomes effective, any unpaid bonus or incentive compensation due to the Executive for the calendar year preceding the calendar year in which the termination becomes effective, any payments the Executive is eligible to receive under any disability insurance program in which the Executive participates, and such other benefits to which he may be entitled under the Employer’s benefit plans, policies, and agreements.
     4.4 Termination Without Cause and Termination for Good Reason. If the Employer terminates the Executive’s employment without Cause or if the Executive terminates employment for Good Reason, the Executive shall continue to receive his most recent Base Salary level for the unexpired term of this Employment Agreement, but he shall not be entitled to continued participation in the Employer’s or a subsidiary’s retirement plans or any stock-based plans unless the terms of any applicable plan document allow such participation. The Employer and the Executive acknowledge and agree that the compensation and benefits under this Section 4.4 shall not be payable if compensation and benefits are payable or shall have been paid previously to the Executive under Article 5 of this Employment Agreement.
     4.5 Post-Termination Insurance and Medical Coverage. If the Executive’s employment terminates involuntarily but without Cause or voluntarily but with Good Reason, or if the Executive’s employment terminates because of disability, the Employer shall continue or cause to be continued at the Employer’s expense life, disability, medical, and long-term care insurance benefits in effect during the two years preceding the date of the Executive’s termination, including the disability and long-term care insurance reimbursement benefit specified in Section 2.2. The life, disability, and medical insurance benefits shall continue until the first to occur of (1) the Executive’s return to employment with the Employer or another employer, (2) the Executive’s death, or (3) the end of the term remaining under this Employment Agreement at the time of the Executive’s termination. Nothing in this Section 4.5 diminishes the Employer’s obligation under Section 2.2 to provide the Executive with a fully paid long-term care insurance policy owned exclusively by the Executive, and any remaining policy premiums shall be paid in full if the Executive’s employment terminates involuntarily but without Cause or voluntarily but with Good Reason or because of disability. Likewise, nothing in this Section 4.5 diminishes the Employer’s obligation under Section 2.2 to provide the Executive with a split dollar insurance benefit that survives the Executive’s employment termination.
     4.6 Salary Continuation Agreement. The Bank and the Executive shall use their best efforts to finalize and enter into a Salary Continuation Agreement and Endorsement Split Dollar Agreement, replacing the supplemental executive retirement plan arrangement currently in force. The Salary Continuation Agreement shall provide for an annual benefit of $188,504 payable to the Executive in equal monthly installments for his lifetime, beginning with any termination of service by the Executive from the Bank on or after attaining age 60. Unless the Salary Continuation Agreement or Endorsement Split Dollar Agreement explicitly provides otherwise, whether benefits are properly payable to the Executive under the Salary Continuation Agreement or the Endorsement Split Dollar Agreement shall be determined solely by reference to those agreements, except that the Executive shall forfeit all benefits under the Salary Continuation Agreement and Endorsement Split Dollar Agreement for violation of the covenant against competition in Section 7.3 of this Employment Agreement. The split dollar insurance benefit provided by the Endorsement Split Dollar Agreement referred to in this Section 4.6 shall be in addition to the split dollar life insurance benefit provided to the Executive under Section 2.2.
Article 5
Change in Control Benefits
     5.1 Change in Control Benefits. (a) If a Change in Control occurs during the term of this Employment Agreement, the Employer shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to three times the Executive’s annual compensation. For this purpose, annual compensation means (1) the Executive’s Base Salary when the Change in Control occurs plus (2) any bonus or incentive compensation earned for the calendar year ended immediately before the year in which the Change in Control occurred, regardless of when the bonus or incentive compensation earned for the preceding calendar year is paid and regardless of whether all or part of the bonus or incentive compensation is subject to elective deferral. Annual compensation shall be calculated without regard to any deferrals under qualified or nonqualified plans, but annual compensation shall not include interest or other earnings credited to the Executive under qualified or nonqualified plans. The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. The payment required under this paragraph (a) is payable no later than five business days after the Change in Control. The Executive shall be entitled to benefits under this paragraph (a) on no more than one occasion.
     (b) Benefit Plans: In addition to insurance and medical benefits under Sections 2.2 and 4.5 of this Employment Agreement and any benefits to which the Executive may be entitled under the Salary Continuation Agreement and Endorsement Split Dollar Agreement referred to in Section 4.6 of this

Employment Agreement, if a Change in Control occurs during the term of this Employment Agreement the Employer shall (1) cause the Executive to become fully vested in any qualified and non-qualified plans, programs, or arrangements in which the Executive participated if the plan, program, or arrangement does not address the effect of a change in control, and (2) contribute or cause to be contributed to the Executive’s 401(k) plan account, if any, the matching and profit-sharing contributions, if any, that the Executive is entitled to based upon all W-2 income earned by the Executive for the plan year.
     5.2 Definition of Change in Control. For purposes of this Employment Agreement, “Change in Control” means any one or more of the following events occurs –
     (a) Merger. Southern Community Financial Corporation merges into or consolidates with another corporation, or merges another corporation into Southern Community Financial Corporation, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were holders of Southern Community Financial Corporation’s voting securities immediately before the merger or consolidation. For purposes of this Employment Agreement, the term “person” means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, or other entity,
     (b) Acquisition of Significant Share Ownership. after the date of this Employment Agreement a report on Schedule 13D, Schedule TO, or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of the combined voting power of Southern Community Financial Corporation’s voting securities outstanding (but this paragraph (b) shall not apply to beneficial ownership of voting shares held by the Employer in a fiduciary capacity or beneficial ownership of voting shares held by an employee benefit plan of the Employer),
     (c) Change in Board Composition. during any period of two consecutive years, individuals who constitute Southern Community Financial Corporation’s board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that – for purposes of this paragraph (c) – each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (ƀ) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period, or
     (d) Sale of Assets. Southern Community Financial Corporation sells to a third party all or substantially all of Southern Community Financial Corporation’s assets. For this purpose, sale of all or substantially all of Southern Community Financial Corporation’s assets includes, but is not limited to, sale of the Bank alone.
     5.3 No Multiple Severance Payments. If the Executive receives payment under Section 5.1 he shall not be entitled to any benefits under Section 4.4 of this Employment Agreement.
     5.4 Gross-Up for Taxes. (a) Additional Payment to Account for Excise Taxes. If the Executive receives the lump sum payment under Section 5.1 of this Employment Agreement and acceleration of benefits under any other benefit, compensation, or incentive plan or arrangement with the Employer (collectively, the “Total Benefits”), and if any part of the Total Benefits is subject to the Excise Tax under section 280G and section 4999 of the Internal Revenue Code (the “Excise Tax”), the Employer shall pay or cause to be paid to the Executive the following additional amounts, consisting of (x) a payment equal to the Excise Tax payable by the Executive under section 4999 on the Total Benefits (the “Excise Tax Payment”) and (y) a payment equal to the amount necessary to provide the Excise Tax Payment net of all income, payroll, and excise taxes. Together, the additional amounts described in clauses (x) and (y) are referred to in this Employment Agreement as the “Gross-Up Payment

Amount.” Payment of the Gross-Up Payment Amount shall be made in addition to the amount set forth in Section 5.1.
     Calculating the Excise Tax. For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and for purposes of determining the amount of the Excise Tax,
(1)	Determination of “Parachute Payments” Subject to the Excise Tax: any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive’s termination of employment (whether under the terms of this Employment Agreement or any other agreement or any other benefit plan or arrangement with the Employer, any person whose actions result in a Change in Control, or any person affiliated with the Employer or such person) shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Internal Revenue Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of the certified public accounting firm that is retained by Southern Community Financial Corporation as of the date immediately before the Change in Control (the “Accounting Firm”) such other payments or benefits do not constitute (in whole or in part) parachute payments, or such excess parachute payments represent (in whole or in part) reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Internal Revenue Code in excess of the “base amount” (as defined in section 280G(b)(3) of the Internal Revenue Code), or are otherwise not subject to the Excise Tax,

(2)	Calculation of Benefits Subject to Excise Tax: the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (a) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of the Accounting Firm are not parachute payments, or (b) the amount of excess parachute payments within the meaning of section 280G(b)(1) (after applying clause (1), above), and

(3)	Value of Noncash Benefits and Deferred Payments: the value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of sections 280G(d)(3) and (4) of the Internal Revenue Code.
     Assumed Marginal Income Tax Rate. For purposes of determining the Gross-Up Payment Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar years in which the Gross-Up Payment Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of the Change in Control or termination of employment, net of the reduction in federal income taxes that can be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under section 68 of the Internal Revenue Code in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by the Executive, and applicable federal FICA and Medicare withholding taxes).
     Return of Reduced Excise Tax Payment or Payment of Additional Excise Tax. If the Excise Tax is later determined to be less than the amount taken into account hereunder when the Change in Control occurred or when the Executive’s employment terminated, the Executive shall repay to Southern Community Financial Corporation – when the amount of the reduction in Excise Tax is finally determined – the portion of the Gross-Up Payment Amount attributable to the reduction (plus that portion of the Gross-Up Payment Amount attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment Amount being repaid by the Executive to the extent that the repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction).
     If the Excise Tax is later determined to be more than the amount taken into account hereunder when the Change in Control occurred or when the Executive’s employment terminated (due, for example, to a payment whose existence or amount cannot be determined at the time of the Gross-Up Payment Amount), Southern Community Financial Corporation shall make an additional payment to the Executive for that excess (plus any interest, penalties or additions payable by the Executive for the excess) when the amount of the excess is finally determined.
     (b) Responsibilities of the Accounting Firm and Southern Community Financial Corporation. Determinations Shall Be Made by the Accounting Firm. Subject to the provisions of Section 5.4(a), all determinations required to be made under this Section 5.4(b) – including whether and when a Gross-Up Payment Amount is required, the amount of the Gross-Up Payment Amount and the assumptions to be used to arrive at the determination (collectively, the “Determination”) – shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to Southern Community Financial Corporation and the Executive within 15 business days after receipt of notice from Southern Community Financial Corporation or the Executive that there has been a Gross-Up Payment Amount, or such earlier time as is requested by Southern Community Financial Corporation.
     Fees and Expenses of the Accounting Firm and Agreement with the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by Southern Community Financial Corporation. Southern Community Financial Corporation shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder.
     Accounting Firm’s Opinion. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with a written opinion to that effect, and to the effect that failure to report Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.
     Accounting Firm’s Determination Is Binding; Underpayment and Overpayment. The Determination by the Accounting Firm shall be binding on Southern Community Financial Corporation and the Executive. Because of the uncertainty in determining whether any of the Total Benefits will be subject to the Excise Tax at the time of the Determination, it is possible that a Gross-Up Payment Amount that should have been made will not have been made by Southern Community Financial Corporation (“Underpayment”), or that a Gross-Up Payment Amount will be made that should not have been made by Southern Community Financial Corporation (“Overpayment”). If, after a Determination by the Accounting Firm, the Executive is required to make a payment of additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred. The Underpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by Southern Community Financial Corporation to or for the benefit of the Executive. If the Gross-Up Payment Amount exceeds the amount necessary to reimburse the Executive for his Excise Tax according to Section 5.4(a), the Accounting Firm shall determine the amount of the Overpayment that has been made. The Overpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by the Executive to or for the benefit of Southern Community Financial Corporation. Provided that his expenses are reimbursed by Southern Community Financial Corporation, the Executive shall cooperate with any reasonable requests by Southern Community Financial Corporation in any contests or disputes with the Internal Revenue Service relating to the Excise Tax.
     Accounting Firm Conflict of Interest. If the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, the Executive may appoint another nationally recognized public accounting firm to make the Determinations required hereunder (in which case the term “Accounting Firm” as used in this Employment Agreement shall be deemed to refer to the accounting firm appointed by the Executive under this paragraph).

Article 6
Confidentiality and Creative Work
     6.1 Non-disclosure. The Executive covenants and agrees that he will not reveal to any person, firm, or corporation any confidential information of any nature concerning the Employer or its business, or anything connected therewith. As used in this Article 6, the term “confidential information” means all of the Employer’s and its affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Employment Agreement, including but not limited to –
     (a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,
     (b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,
     (c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information, and
     (d) trade secrets, as defined from time to time by the laws of the State of North Carolina.
Notwithstanding the foregoing, confidential information excludes information that – as of the date hereof or at any time after the date hereof – is published or disseminated without obligation of confidence or that becomes a part of the public domain (1) by or through action of the Employer, or (2) otherwise than by or at the direction of the Executive. This Section 6.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of his authority.
     6.2 Return of Materials. The Executive agrees to deliver or return to the Employer upon termination, upon expiration of this Employment Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by the Employer or prepared by the Executive in connection with his services hereunder. The Executive will retain no copies thereof after termination of this Employment Agreement or termination of the Executive’s employment.
     6.3 Creative Work. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Employment Agreement and in the course and scope of his duties hereunder, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Employer. The Executive hereby assigns to the Employer all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.
     6.4 Injunctive Relief. The Executive acknowledges that it is impossible to measure in money the damages that will be suffered by the Employer if the Executive fails to observe the obligations imposed on him by this Article 6. Accordingly, if the Bank institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Employer and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.
     6.5 Affiliates’ Confidential Information is Covered; Confidentiality Obligation Survives Termination. For purposes of this Employment Agreement, the term “affiliate” includes Southern Community Financial Corporation, the Bank, and

any entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with Southern Community Financial Corporation or the Bank. The rights and obligations set forth in this Article 6 shall survive termination of this Employment Agreement.
Article 7
Competition After Employment Termination
     7.1 Covenant Not to Solicit Employees. The Executive agrees not to solicit the services of any officer or employee of the Employer for one year after the Executive’s employment termination.
     7.2 Covenant Not to Compete. (a) The Executive covenants and agrees that he will not, without advance written consent of the Employer, compete directly or indirectly with the Employer for two years after termination of his employment, plus any period during which the Executive is in violation of this covenant not to compete and any period during which the Employer seeks by litigation to enforce this covenant not to compete. For purposes of this section –
(1)	the term “compete” means
     (a) providing financial products or services on behalf of any financial institution for any person residing in the territory,
     (b) assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory, or
     (c) inducing or attempting to induce any person who was a customer of the Employer at the date of the Executive’s termination of employment to seek financial products or services from another financial institution.
(2)	the words “directly or indirectly” means –
     (a) acting as a consultant, officer, director, independent contractor, or employee of any financial institution in competition with the Employer in the territory, or
     (b) communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of the Employer at the Executive’s termination of employment.
(3) the term “customer” means any person to whom the Employer is providing financial products or services on the date of the Executive’s termination of employment.
(4) the term “financial institution” means any bank, savings association, or bank or savings association holding company, or any other institution, the business of which is engaging in activities that are financial in nature or incidental to such financial activities as described in section 4(k) of the Bank Holding Company Act of 1956, other than the Employer or one of its affiliated corporations.
(5) “financial product or service” means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Employer or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking.

(6) the term “person” means any individual or individuals, corporation, partnership, fiduciary or association.
(7) the term “territory” means all of Forsyth, Guilford, Iredell, Rockingham, Surry, Stokes, and Yadkin Counties in North Carolina and the area within a 15-mile radius of any full-service banking office of the Bank at the date of the Executive’s termination of employment.
     (b) If any provision of this section or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provisions hereof, as modified, are legal and enforceable to the fullest extent permitted under applicable law.
     7.3 Remedies. Because of the unique character of the services to be rendered by the Executive hereunder, the Executive understands that the Employer would not have an adequate remedy at law for the material breach or threatened breach by the Executive of any one or more of the Executive’s covenants set forth in this Article 7. Accordingly, the Executive agrees that the Employer’s remedies for a material breach or threatened breach of this Article 7 include but are not limited to (a) forfeiture of any money representing accrued salary, contingent payments, or other fringe benefits due and payable to the Executive, (b) forfeiture of any severance benefits under Sections 4.4 and 4.5 of this Employment Agreement, (c) forfeiture of benefits under the Salary Continuation Agreement and Endorsement Split Dollar Agreement referred to in Section 4.6 of this Agreement, and (d) a suit in equity by the Employer to enjoin the Executive from the breach or threatened breach of such covenants. The Executive hereby waives the claim or defense that an adequate remedy at law is available to the Employer and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein shall be construed to prohibit the Employer from pursuing any other remedies for the breach or threatened breach.
     7.4 Article 7 Survives Termination But Is Void After a Change in Control. The rights and obligations set forth in this Article 7 shall survive termination of this Employment Agreement. However, Article 7 shall become null and void effective immediately upon a Change in Control.
Article 8
Miscellaneous
     8.1 Successors and Assigns. (a) This Employment Agreement Is Binding on The Employer’s Successors. This Employment Agreement shall be binding upon the Employer and any successor to the Employer, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Employer by purchase, merger, consolidation, reorganization, or otherwise. But this Employment Agreement and the Employer’s obligations under this Employment Agreement are not otherwise assignable, transferable, or delegable by the Employer. By agreement in form and substance satisfactory to the Executive, the Employer shall require any successor to all or substantially all of the business or assets of the Employer to expressly assume and agree to perform this Employment Agreement in the same manner and to the same extent the Employer would be required to perform if no such succession had occurred.
     (b) This Employment Agreement Is Enforceable by the Executive and His Heirs. This Employment Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.
     (c) This Employment Agreement Is Personal in Nature and Is Not Assignable. This Employment Agreement is personal in nature. Without written consent of the other parties, no party shall assign, transfer, or delegate this Employment Agreement or any rights or obligations under this Employment Agreement except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Section 8.1, the Employer shall have no liability to pay any amount to the assignee or transferee.
     8.2 Governing Law, Jurisdiction, and Forum. This Employment Agreement shall be construed under and governed by the internal laws of the State of North Carolina, without giving effect to any conflict of laws provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina. By entering into this Employment Agreement, the Executive acknowledges that he is subject to the jurisdiction of both the federal and state courts in the State of North Carolina. Any actions or proceedings instituted under this Employment Agreement shall be brought and tried solely in courts located in Forsyth County, North Carolina or in the federal court having jurisdiction in Winston-Salem, North Carolina. The Executive expressly waives his rights to have any such actions or proceedings brought or tried elsewhere.
     8.3 Entire Agreement. This Employment Agreement sets forth the entire agreement of the parties concerning the employment of the Executive. Any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Employment Agreement are hereby rescinded, revoked, and rendered null and void by the parties. Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that this Employment Agreement supersedes in its entirety the Employment Agreement dated as of November 18, 1996, entered into by the Executive and the Bank, as amended or supplemented. The November 18, 1996 Employment Agreement shall hereafter be void and of no force or effect.
     8.4 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of notice, and properly addressed to the Employer if addressed to the Board of Directors, Southern Community Financial Corporation, 4605 Country Club Road, Winston-Salem, North Carolina 27104.
     8.5 Severability. In the case of conflict between any provision of this Employment Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Employment Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provision of this Employment Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Employment Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.
     8.6 Captions and Counterparts. The captions in this Employment Agreement are solely for convenience. The captions in no way define, limit, or describe the scope or intent of this Employment Agreement. This Employment Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     8.7 No Duty to Mitigate. The Employer hereby acknowledges that it will be difficult and could be impossible (a) for the Executive to find reasonably comparable employment after his employment terminates, and (b) to measure the amount of damages the Executive may suffer as a result of termination. Additionally, the Employer acknowledges that its general severance pay plans do not provide for mitigation, offset, or reduction of any severance payment received thereunder. Accordingly, the Employer further acknowledges that the payment of severance benefits under this Employment Agreement is reasonable and shall be liquidated damages. The Executive shall not be required to mitigate the amount of any payment provided for in this Employment Agreement by seeking other employment. Moreover, the amount of any payment provided for in this Employment Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after termination of his employment.
     8.8 Amendment and Waiver. This Employment Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Employment Agreement shall not be construed to be a waiver of any such provision, nor affect the validity of this Employment Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Employment Agreement shall be held to be a waiver of any other or subsequent breach.
     8.9 Payment of Legal Fees. The Employer is aware that after a Change in Control management could cause or attempt to cause the Employer to refuse to comply with its obligations under this Employment Agreement, or could institute or cause or attempt to cause the Employer to institute litigation seeking to have this Employment Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Employment Agreement. In these circumstances, the purpose of this Employment Agreement would be frustrated. It is the Employer’s intention that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Employment Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. It is the Employer’s intention that the Executive not be forced to negotiate settlement of his rights under this Employment Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (a) the Employer has failed to comply with any of its obligations under this Employment Agreement, or (b) the Employer or any other person has taken any action to declare this Employment Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Employer irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the Employer’s expense as provided in this Section 8.9, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Employer or any director, officer, stockholder, or other person affiliated with the Employer, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between the Employer and any counsel chosen by the Executive under this Section 8.9, the Employer irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Employer and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Employer on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $500,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Employer’s obligation to pay the Executive’s legal fees provided by this Section 8.9 operates separately from and in addition to any legal fee reimbursement obligation the Employer may have with the Executive under any separate severance or other agreement. Anything in this Section 8.9 to the contrary notwithstanding however, the Employer shall not be required to pay or reimburse Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].
     8.10 Consultation with Counsel and Interpretation of this Employment Agreement. The Executive acknowledges and agrees that he has had the assistance of counsel of his choosing in the negotiation of this Employment Agreement, or he has chosen not to have the assistance of his own counsel. Both the Employer and the Executive have participated in the negotiation and drafting of this Employment Agreement, and they hereby agree that there shall not be strict interpretation against either party in connection with any review of this Employment Agreement in which interpretation thereof is an issue.

     8.11 Compliance with Internal Revenue Code Section 409A. The Employer and the Executive intend that their exercise of authority or discretion under this Employment Agreement shall comply with section 409A of the Internal Revenue Code of 1986. If when the Executive’s employment terminates the Executive is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments under this Employment Agreement, including Articles 4 or 5, will result in additional tax or interest to the Executive because of section 409A, then despite any provision of this Employment Agreement to the contrary the Executive will not be entitled to the payments until the earliest of (a) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (b) the date of the Executive’s death, or (c) any earlier date that does not result in additional tax or interest to the Executive under section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. If any provision of this Employment Agreement does not satisfy the requirements of section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Employment Agreement would subject the Executive to additional tax or interest under section 409A, the Employer shall reform the provision. However, the Employer shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Employer shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Employment Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

     In Witness Whereof, the parties have executed this Employment Agreement as of the date first written above.

Executive	Southern Community Bank and Trust

/s/ F. Scott Bauer	By:	/s/ David W. Hinshaw

F. Scott Bauer
	Its:	EVP & Chief Financial Officer

Southern Community Financial Corporation

	By:	/s/ David W. Hinshaw

	Its:	EVP & Chief Financial Officer